Exhibit 99.1

                 ConocoPhillips Reports Fourth-Quarter
Net Income of $3.7 Billion; Income from continuing operations of $3.8 billion, or $2.69 per diluted share; Effectively reinvested 86 percent of 2005 net income

    HOUSTON--(BUSINESS WIRE)--Jan. 25, 2006--ConocoPhillips
(NYSE:COP):


                         Earnings at a glance

                                Fourth Quarter       Twelve Months
----------------------------------------------------------------------
                                2005      2004      2005      2004
----------------------------------------------------------------------
Income from continuing
 operations                     $3,782     2,480   $13,640      8,107
                               million   million   million    million
Income (loss) from
 discontinued operations        $  (15)      (48)  $   (23)        22
Cumulative effect of changes
 in accounting principles       $  (88)        -   $   (88)         -
Net income                      $3,679     2,432   $13,529      8,129
----------------------------------------------------------------------
Diluted income per share
  Income from continuing
   operations(a)                 $2.69      1.76     $9.63       5.79
  Net income(a)                  $2.61      1.72     $9.55       5.80
----------------------------------------------------------------------
Revenues                         $52.2      40.1    $183.4      136.9
                               billion   billion   billion    billion
----------------------------------------------------------------------
(a) Per-share amounts in all periods reflect the impact of a 2-for-1 stock split on June 1, 2005.


    ConocoPhillips (NYSE:COP) today reported fourth-quarter net income of $3,679 million, or $2.61 per share, compared to $2,432 million, or $1.72 per share, for the same quarter in 2004. Total revenues were $52.2 billion, versus $40.1 billion a year ago.
    Income from continuing operations for the fourth quarter was $3,782 million, or $2.69 per share, compared to $2,480 million, or $1.76 per share, for the same period a year ago.
    "During the fourth quarter, our Gulf Coast operations continued to be impacted due to effects from the hurricanes. Otherwise, our operations ran well," said Jim Mulva, chairman and chief executive officer. "We produced 1.88 million BOE per day, including 1.59 million BOE per day from our Exploration and Production segment and an estimated 0.29 million BOE per day from our LUKOIL Investment segment. Our worldwide refining crude oil capacity utilization rate was 88 percent, as the Alliance refinery remained shut down due to Hurricane Katrina and the Lake Charles refinery returned to normal operations following Hurricane Rita.
    "Our financial position continues to steadily improve, and our return on capital employed remains strong and competitive. We ended the quarter with a debt-to-capital ratio of 19 percent. During the quarter, we generated $4.7 billion in cash from operations, spent $3.0 billion in capital projects and investments, paid $429 million in dividends, reduced debt by $981 million, and repurchased $759 million of ConocoPhillips common stock.
    "For the year, we spent $11,620 million on capital expenditures and investments, which effectively reflects an 86 percent reinvestment of 2005 net income. This represents a significant reinvestment into the growth and development of our businesses. In addition, we paid $1,639 million in dividends, reduced debt by $2,486 million and repurchased $1,924 million of ConocoPhillips common stock."
    For the twelve months of 2005, net income was $13,529 million, or $9.55 per share, versus $8,129 million, or $5.80 per share, for 2004. Income from continuing operations was $13,640 million, or $9.63 per share, compared with $8,107 million, or $5.79 per share, for the same period a year ago. Total revenues were $183.4 billion, versus $136.9 billion a year ago.
    The results for ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    Fourth-quarter financial results: E&P income from continuing operations was $2,430 million, up from $2,288 million in the third quarter of 2005 and $1,671 million in the fourth quarter of 2004. The increase from the third quarter of 2005 primarily was the result of higher realized natural gas prices and higher volumes, partially offset by lower realized crude oil prices; higher exploration expenses; higher depreciation, depletion and amortization; and higher operating expenses. Improved results from the fourth quarter of 2004 primarily were due to higher crude oil and natural gas prices, partially offset by the negative impact of mark-to-market valuation on certain natural gas contracts in the United Kingdom; higher depreciation, depletion and amortization; higher exploration expenses; and the impact of higher commodity prices on production taxes.
    As expected, ConocoPhillips' E&P daily production, including Canadian Syncrude and excluding LUKOIL, averaged 1.59 million barrels of oil equivalent (BOE) per day, up from 1.52 million BOE per day in the prior quarter. Compared with the previous quarter, output from the United Kingdom and Alaska was approximately 66,000 BOE per day greater, primarily due to less maintenance and seasonality. Production in the fourth quarter of 2005 was relatively flat compared to the fourth quarter of 2004.
    Twelve-months financial results: E&P income from continuing operations in 2005 was $8,434 million, up from $5,702 million in 2004. This primarily was due to higher realized prices, partially offset by higher operating expenses; higher depreciation, depletion and amortization; the negative impact of mark-to-market valuation on certain natural gas contracts in the United Kingdom; and reduced income tax benefits.

    Midstream

    Fourth-quarter financial results: Midstream income from continuing operations was $147 million, up from $88 million in the prior quarter and up from $100 million in the fourth quarter of 2004. The primary reasons for the improvement over the previous quarter were higher natural gas liquids prices and the associated impact on inventory. Operating expenses also were lower for the quarter. The increase over the fourth quarter of 2004 primarily was due to higher natural gas liquids prices and increased ownership in DEFS, partially offset by the impact of the disposition of the Canadian Empress system.
    Twelve-months financial results: Midstream income from continuing operations in 2005 increased to $688 million, from $235 million in 2004. The increase primarily was due to a net gain of $300 million to ConocoPhillips in the first quarter of 2005 associated with the DEFS restructuring, as well as the company's increased ownership in DEFS and higher natural gas prices. This increase was partially offset by the impact of the disposition of the Canadian Empress system.

    Refining and Marketing (R&M)

    Fourth-quarter financial results: R&M income from continuing operations was $1,056 million, down from $1,390 million in the previous quarter and up from $753 million in the fourth quarter of 2004. The decrease from the third quarter of 2005 primarily was the result of lower worldwide refining margins; continued hurricane-related volume and cost impacts; higher utility and turnaround costs; and increased taxes, partially offset by higher worldwide marketing results. The increase from the fourth quarter of 2004 primarily was a result of improved refining margins and marketing results, partially offset by ongoing hurricane-related volume and cost impacts, as well as higher utility costs.
    Domestic fourth-quarter refining market crack spreads decreased relative to the third quarter, moderated by the company's refining configuration, which is more heavily weighted toward distillates. U.S. refineries operated at 85 percent of crude oil capacity utilization as hurricane-related downtime impaired fourth-quarter throughputs. Excluding the Alliance and Lake Charles refineries in Louisiana, the company's domestic crude oil capacity utilization rate improved 2 percent. Compared with the prior quarter, U.S. marketing results improved. U.S. marketing margins for the quarter were slightly higher than pre-hurricane levels.
    International fourth-quarter realized refining margins were lower, while crude oil capacity utilization was slightly improved from the prior quarter.
    Worldwide, R&M's refining crude oil capacity utilization rate averaged 88 percent, compared with 95 percent in the previous quarter and 94 percent in the fourth quarter of 2004. Before-tax turnaround costs were $86 million in the fourth quarter of 2005, versus $53 million in the previous quarter and $73 million in the fourth quarter of 2004. Fourth-quarter hurricane-related maintenance expenditures were $90 million, before-tax, reduced for accrued insurance recoveries.
    The 247,000-barrel-per-day Alliance refinery has restored partial operations, with full operations expected around the end of the first quarter.
    Twelve-months financial results: R&M income from continuing operations in 2005 increased to $4,256 million, compared with $2,743 million in 2004. The increased earnings were driven by higher worldwide refining margins, partially offset by hurricane-related volume and cost impacts, higher utility costs, and foreign exchange losses.

    LUKOIL Investment

    Fourth-quarter financial results: Income from continuing operations in the fourth quarter of 2005 was $189 million, down from $267 million in the prior quarter. This represents ConocoPhillips' estimate of the company's 15.5 percent weighted average equity share of LUKOIL's income for the fourth quarter, based on market indicators and historical production trends for LUKOIL. The decrease from the prior quarter was attributable to lower realized price estimates, partially offset by an increased equity ownership position. At the end of the fourth quarter, the company's equity ownership in LUKOIL was
16.1 percent.
    For the fourth quarter of 2005, ConocoPhillips estimates its equity share of LUKOIL production was 293,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 156,000 barrels per day.

    Chemicals

    Fourth-quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC (CPChem), reported income from continuing operations of $114 million, compared with $13 million in the third quarter of 2005 and $83 million in the fourth quarter of 2004. Improved results in the fourth quarter largely were due to higher margins, primarily from olefins and polyolefins, as well as recovery from hurricane-related impacts in the third quarter. All CPChem hurricane-affected facilities resumed normal operations during the quarter, with all but two of the facilities fully operational in the first week of October. The increase from the fourth quarter of 2004 also reflects higher margins, mainly from olefins and polyolefins, partially offset by higher utility costs and higher maintenance costs.
    Twelve-months financial results: During 2005, the Chemicals segment had income from continuing operations of $323 million, compared with $249 million for the same period a year ago. The improvement primarily was due to higher margins, primarily from olefins and polyolefins, partially offset by higher utility costs, higher maintenance costs and lower overall volumes.

    Emerging Businesses

    The Emerging Businesses segment incurred a loss from continuing operations of $4 million in the fourth quarter of 2005, compared with slightly positive results in the third quarter of 2005 and a loss of $24 million in the fourth quarter of 2004.

    Corporate and Other

    Fourth-quarter after-tax Corporate expenses from continuing operations were $150 million, compared with $242 million in the previous quarter and $177 million in the fourth quarter of 2004. The decreased charges in the fourth quarter primarily were driven by reduced benefit-related charges, lower net interest expense and positive foreign exchange impacts. The decrease from the fourth quarter of 2004 primarily was the result of reduced benefit-related charges, partially offset by negative foreign exchange impacts.
    Total debt at the end of the fourth quarter was $12.5 billion, down approximately $1.0 billion from the previous quarter and $2.5 billion below the year-end 2004 level. At the end of the fourth quarter, the company's debt-to-capital ratio was 19 percent, down from 21 percent at the end of the third quarter.
    The company's tax provision for the fourth quarter of 2005 was $2.8 billion, resulting in an effective tax rate of 42.9 percent. This is compared with 42.0 percent in the previous quarter and fourth quarter of 2004.

    Discontinued Operations

    Fourth-quarter financial results: Fourth-quarter losses from discontinued operations were $15 million, compared with losses of $4 million in the third quarter and $48 million in the fourth quarter of 2004.
    Twelve-months financial results: During 2005, discontinued operations had a loss of $23 million, compared with income of $22 million for the same period a year ago. The decrease is attributable primarily to 2004 asset sales.

    Cumulative Effect of Change in Accounting Principle

    Net income in the fourth quarter of 2005 includes a $88 million charge related to the cumulative effect of a change in accounting principle associated with the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143."

    Outlook

    Mr. Mulva concluded:
    "We had another good quarter, which contributed to a solid year in terms of operating performance. This performance, combined with favorable commodity prices and margins, enabled us to achieve strong financial results.
    "We are very pleased to have reached an agreement with Burlington Resources and are confident in the opportunities it provides our respective companies and shareholders. Integration teams composed of employees from both companies currently are working transition details, and we anticipate completing the transaction in the first half of 2006. With this transaction, ConocoPhillips will expand its portfolio of high-quality, low-risk, long-lived gas reserves and become a leading producer of natural gas in North America. Additionally, the transaction enhances ConocoPhillips' North American natural gas supply position in projects involving conventional and unconventional resources, as well as long-term LNG and Arctic gas projects.
    "We also are pleased to resume our productive partnership with the people and state of Libya. This relationship provides a strong basis for us to invest in our aligned goals for increased reserves and production, and in the training and development of our Libyan work force.
    "In December, we announced our participation in the Qatargas 3 LNG project. When fully operational, this 7.8-million-gross-tons-per-annum facility will help us meet the growing global energy demand. This project comprises upstream production facilities to produce approximately 1.4 billion gross cubic feet per day of natural gas, containing an average of approximately 70,000 gross barrels per day of liquids.
    "The Darwin LNG plant has commenced production and is on target for its initial LNG delivery in the first quarter of 2006. This facility is anticipated to meet gross contracted sales of approximately 3 million tons of LNG per year for a period of 17 years.
    "In downstream, we expect worldwide utilization rates in the first quarter to be consistent with the previous quarter due to scheduled turnaround activity. Our incremental U.S. investment program of $4 billion to $5 billion over the next five to six years will result in expanded capacity and increased refining flexibility. In addition, the recently announced acquisition of the Wilhelmshaven refinery in Germany, which is anticipated to close in the first quarter, provides a unique opportunity to further enhance our strategic position in Europe and strengthens the company's ability to supply products to key export markets.
    "We continue to grow and develop the business lines of our company with plans to invest approximately $14 billion in 2006, including the investment necessary to bring our ownership in LUKOIL to 20 percent. We have positioned ourselves to provide long-term value for our shareholders."

    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 35,600 employees, $107 billion of assets, and $183 billion of revenues as of Dec. 31, 2005. For more information, go to www.conocophillips.com.

    ConocoPhillips' quarterly conference call is scheduled for 11 a.m. Eastern today.
    To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Investor Information" link.
    For financial and operational tables and detailed supplemental information, go to http://www.conocophillips.com/investor/reports/index.htm

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements including statements as to the expected benefits of the Burlington Resources acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar statements, such as "The 247,000-barrel-per-day Alliance refinery has restored partial operations, with full operations expected around the end of the first quarter"; "we anticipate completing the (Burlington Resources) transaction in the first half of 2006"; "when fully operational, this 7.8-million-gross-tons-per-annum facility will help us meet the growing global energy demand"; "This project comprises upstream production facilities to produce approximately 1.4 billion gross cubic feet per day of natural gas, containing an average of approximately 70,000 gross barrels per day of liquids"; "The Darwin LNG plant has commenced production and is on target for its initial LNG delivery in the first quarter of 2006"; "This facility is anticipated to meet gross contracted sales of approximately 3 million tons of LNG per year for a period of 17 years"; "In downstream, we expect worldwide utilization rates in the first quarter to be consistent with the previous quarter due to scheduled turnaround activity"; "the recently announced acquisition of the Wilhelmshaven refinery in Germany, which is anticipated to close in the first quarter"; "We continue to grow and develop the business lines of our company with plans to invest approximately $14 billion in 2006, including the investment necessary to bring our ownership in LUKOIL to 20 percent", involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.

    ADDITIONAL INFORMATION AND WHERE TO FIND IT

    ConocoPhillips will file a Form S-4, Burlington Resources will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the Web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by ConocoPhillips free of charge by contacting ConocoPhillips Shareholder Relations Department at 281-293-6800, P.O. Box 2197, Houston, Texas, 77079-2197. You may obtain documents filed with the SEC by Burlington Resources free of charge by contacting Burlington Resources Investor Relations Department at 800-262-3456, 717 Texas Avenue, Suite 2100, Houston, Texas 77002, e-mail: IR@br-inc.com.
    ConocoPhillips, Burlington Resources and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Burlington Resources' stockholders in connection with the merger. Information about the directors and executive officers of ConocoPhillips and their ownership of ConocoPhillips stock will be set forth in the proxy statement for ConocoPhillips' 2006 Annual Shareholders Meeting. Information about the directors and executive officers of Burlington Resources and their ownership of Burlington Resources stock is set forth in the proxy statement for Burlington Resources' 2005 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.
    Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.



    CONTACT: ConocoPhillips, Houston
             Laura Hopkins, 281-293-6030 (media)
             or
             Gary Russell, 212-207-1996 (investors)